Exhibit 10.13

(Translation)

(Published in Macau Official Gazette no.: 9 of March 1, 2006

Order of the Secretary for Public Words and Transportation no.: 20/2006

Whereas:

1.	By deed of March 7 1980, drawn on pages 49 and following of Book 179 and February 12, 1982, drawn on page 94 and following of Book 193, both issued by the Macau Finance Department (DSF), the land lease of a plot of land with an area of 160 000 sqm, rectified to 178 000 sqm, located in the Taipa Island Central District, was granted to the company “Sociedade de Investimento das Ilhas Limitada”, for development through the construction of a residential, business and industrial complex (tourist facilities), equipped with social and public facilities.

2.	Afterwards, by means of a deed of June 1, 1989, drawn on pages 102 and following, of DSF’s Book 269, the rights over the land lease grant of the plot of land referred in the previous paragraph, in what concerned the undeveloped part, now with an area of 187 301 sqm due to the new geometric configuration resulting from the Taipa Central District urbanization plan, were transferred to “Nova Taipa – Urbanizações, Limitada”, a company with Registered Office in Macau at n/no. Avenida de Lisboa, 9th floor of the Old Wing of the Lisboa Hotel, registered with the Registry of Companies in Macau under no: 2868, on page 71 of Book C8.

3.	The above referred deed also entitled the revision of the respective land lease agreement, by modifying its development plan with the construction of a complex of buildings for residential, business, office and car parking purposes, according to the above mentioned plan.

4.	According to the agreement, the above mentioned plot of land includes the main streets and landscape areas which, after construction, shall revert to the grantor of the land, as well as the secondary streets plan and the tree-areas, after development of the blocs to be built.

5.	Since the concessionaire intended to build a three star hotel in the area designated for offices, the land lease agreement was again revised, by the order no.: 29/SATOP/93, published in the Macau Official Gazette no.: 9, of March 1, 1993, pursuant to which the area of the plot of land was reduced to 95 795 sqm, due to the reversion of some land parcels to the public and private domains of the Macau Special Administrative Region.

6.	Pursuant to article two of the agreement revising the land lease grant, approved by Order no.: 29/SATOP/93, the full development of the plot of land should occur within a overall term of sixty-six months, starting from the publication of that Order, and should follow the phases established therein.

7.	The term for development of the several phases, as well as the overall term, were afterwards extended, however, when the later expired, on November 20, 2004, the concessionaire had not yet completed the development of the plot of land.

8.	Although the concessionaire showed its interest in concluding the development and continued to execute the relevant works, and although the grantor of the land had not loose interest in pursuing the development, certain is that the term of validity of the land lease grant (25 years as of March 7, 1980, date when the public deed of the initial land lease agreement was executed) had ended and since the law does not allow the renewal of the said land lease grant, the contracting parties could not under the law new term for the development of the plot of land, in order to comply with their obligations.

9.	In fact, the renewal of the land lease agreement, provided in Article 55, no.: 1 of the Law no. 6/80/M, of 5 June 1980, (Land Ordinance) and provided in Clause two, paragraph 2, of the Land Lease Agreement, is only possible in what concerns to the parcels of the plot of land where constructions have been concluded and have the respective Occupation permit, since the land lease agreement only become definitive with respect to such parcels of the plot of land, as provided in Clause eleven, paragraph 2.

10.	In what concerns the undeveloped areas of the plot of land – 64 893 sqm – the land lease grant must be considered temporary, in accordance with, both Article 49 and Article 133 of the Land Ordinance, and may not be renewed and therefore an extension of the term for conclusion of the relevant development is may not be set forth.

11.	In these circumstances, after meetings held at the Public Works Department (DSSOPT) with representatives of the concessionaire, the latter filed a petition with the Chief Executive on July 13, 2004, requesting the issue of a declaration that grant had lapsed the land lease of such parcel of the plot of land, and consequently reverted to the private domain of the Macau Special Administrative Region and the land lease grant of the a part of the aforementioned parcel, corresponding to lot BT2/3, BT19/25/30 and BT35 in favor of, and the land lease grant of the remaining part, which corresponds to lot BT17, to the company “Melco Hotéis e Resorts (Macau), Limitada”.

12.	The grounds for filing the petition for obtaining the land lease grant were, in summary, that a substantial part of the development, around 300 000 sqm of units for residential and business purposes, and that social facilities delivered to the Region had been concluded, and it was not possible to conclude the whole project before the end of the term of the land lease, due to circumstances beyond its control, namely the long period of recession in the Macau real estate market and the Asian financial crises.

13.	Notwithstanding, the grantor considers that the above described situation is not exclusively or mainly due to the difficulties arising out of the said economic conjuncture, because, if the concessionaire had performed the works according to the terms provided in the agreement, the development would have been practically concluded when the crises that real estate sector, considering the interest of the contracting parties in the complete execution of the development planned for the site, the grant decided to continue the procedure in the terms requested by the concessionaire.

14.	After preparing the procedures, the DSSOPT computed the considerations to be paid for the land lease grant of the above referred lots, and drew the relevant draft agreement, which were accepted by the companies “Nova Taipa – Urbanizações, Limitada” and “Great Wonders, Investments, Limited”, the latter was, in the meanwhile, incorporated and will be held by the company “Melco Hotéis e Resorts (Macau), Limitada” and by “Sociedade de Turismo e Diversões de Macau, S.A.R.L.”, both of which, by a petition submitted on November 15, 2004 requested for Lot BT17 to be granted to the latter company.

15.	Thus, pursuant to the agreement that constitutes Annex I hereof, it is hereby declared that the land lease grant of the undeveloped parcel of land with an area of 63 356 sqm, marked “A”, “A1”, “A4”, “A5a”, “A5b”, “B1”, “B5”, “D5a” and “D5b” of the map issued by the Macau Cartography and Cadastre Bureau no.: 560/1989, on February 2, 2005, described with the Property Registry Office (CRP) under number 21 407 on page 125 of Book B49, and the undeveloped parcel of land with an area of 1 537 sqm, marked “B4” in the same map, which is not described with the CRP. Consequently the above referred parcels of land shall revert to the Macau Special Administrative Region, free from liens or any encumbrances or, whereof the areas marked “A”, “A1”, “A4”, “A5a”, “A5b”, “B1” and “B4” shall become part of the private domain of the Territory and the areas marked “B5”, “D5” and “D5b” shall become part of its public domain.

16.	It is granted simultaneous to “Nova Taipa – Urbanizações, Limitada”, by lease, being waived a public auction, the plot of land with an area of 58 738 sq meters, composed of the parcels marked “A”, “A4”, “A5a” and “A5b” in the hereinbefore referred map, which are an integral part of the plot of land to be reverted, described with the CRP under number 21 407, and the parcel marked “B4”, also to be reverted, which is not described with the CRP, and also the parcel marked “A5c” in the same map, also not described with the CRP.

On the other hand, it is granted by lease, being waived a public auction, to the company “Grande Maravilhas, Investimentos S.A.”, with Registered Office in Macau at 2 to 4 Avenida de Lisboa, Old Wing of Lisboa Hotel, 9th floor, registered with the Registry of Companies under no.: 19 596 (SO), the plot of land with an area of 5 230 sqm, named Lot BT17, at the Taipa Central District, marked “A1” and “B1” in the above said map no.: 560/1989, which is an integral part of the plot of land, described with the CRP under no.: 21407, which was also to be reverted.

17.	Both the above referred land lease grants are governed by the clauses contained in the agreements which constitute Annexes II and III of the present Order.

18.	The procedures followed their normal course, and were sent to the Land Commission which, in the meeting held October 13 2005, issued a favorable opinion to the approval the petition.

19.	The opinion of the Land Commission was confirmed by the order of His Excellency the Chief Executive, dated November 5th 2005, drawn upon the favorable opinion of the Secretary for Public Works, on November 4th 2005.

20.	Pursuant of Article 125 of Law no. 6/80/M of July 5,1980 the terms and conditions of the agreements contained in the present order were notified to the petitioners and expressly accepted by them, by a declaration submitted on November 24th 2005, signed by Chan Wai Lun, also known as Chan Wai Lun, Anthony, married, resident in Hong Kong at 39 Shun Tak Center, 200, Connaught Road, Central, and Wu Thomas Jefferson, single, of age, resident in Hong Kong, at Twenty five, Perkins Road, Jardin’s Lookout, in the capacity of managers of Group A and B and in representation of the company “Nova Taipa – Urbanizações, Limitada”, and by a declaration submitted November 29th 2005, signed by Ho, Lawrence Yau Lung, married, resident in Hong Kong at 35 Block Link, and Tsui Che Yin Frank, married, resident in Hong Kong at 13 A, Block 4, Braemar Hill Mansions, Braemar Hill Road, in the capacity of Directors or on behalf of the company “Great Wonders, Investments, Limited”, capacity and powers verified respectively at the Private Notary Offices of Carlos Duque Simões and Zhao Lu, according to the certification drawn upon the said declarations.

21.	The installments of the land grant premium referred in Clause Eight, subparagraph 1) of the agreements that forms Annex II and Annex III of the present order, were paid on November 23rd and 25th 2005, at the Finance Department Treasury, through the receipts no. 127/2005 and no. 126/2005, issued by the Land Commission on November 10th 2005, the duplicates thereof are filed with the relevant process.

22.	The securities referred in Clause nine of the agreements that form Annex II and Annex III of the present Order, were given by “Nova Taipa – Urbanizações, Limitada”, by means of a Bank Guarantee no.: LG225305 issued by Seng Heng Bank Limited, on November 23rd 2005, and by the company “Great Wonders, Investments, Limited”, through a cash deposit with the receipt no.: 145/ARR/2005, issued by DSF on November 28th 2005.

Thus, using the powers conferred by Article 64 of the Basic Law of the Macau Special Administrative Region and in accordance with Articles 29, 41, 49 and following, 57, 166 and 167 of Law no.: 6/80/M, of July 5th, 1980, the Secretary for Public Works hereby decrees:

1.	Pursuant to the agreement which forms Annex I of the present Order, whereof it is an integral part, it is hereby declared that are considered as partly lapsed the land lease grant exarated by the Public Deeds dated March 7th 1980 and February 12th 1982, revised by the Public Deed of June 1st 1989, all executed at DSF, and by Order no.: 29/SATOP/93, in concern to the undeveloped parcel of the plot of land with an area of 63 356 sqm, described with the CRP under number 21 407 on page 125 of Book B49, and the undeveloped parcel of land with an area of 1 537 sqm not described in the CRP, both located in the Taipa Central District, Taipa Island.

2.	As consequence of the aforementioned land lease grant being considered as partly lapsed hereinbefore referred to, the referred parcels of land revert to the possession of the Macau Special Administrative Region, free from any liens or encumbrances, and the marked “A”, “A1”, “A4”, “A5a”, “A5b”, “B1” and “B4” in the DSCC map number 560/1989, of February 2nd 2005, attached hereto, shall become part of the private domain of the Region and the areas marked “B5”, “D5a” and “D5b” in the map , shall become part of its public domain.

3.	It is hereby granted to the company “Nova Taipa – Urbanizações Limitada”, by lease, being waived a public auction, in accordance with the terms of the agreement referred to in paragraph 1 above, the plot of land with an area of 58 738 sqm located in the Taipa Central District, Taipa Island, composed of the parcels marked “A”, “A4”, “A5a” and “A5b” in the map hereinbefore referred to, which are an integral part of the building described with the CRP under no.: 21 407, on page 125 of Book B49 and the parcels marked “B4” and “A5c” in the same map, not described with the CRP, for the construction of complex of buildings for residential, business, 3 star hotel, social facilities and car parking purposes.

4.	It is hereby granted to the company “Great Wonders, Investments, Limited”, by lease being waived a public auction, in accordance with the terms of the agreement referred to under paragraph 1 hereof, the plot of land with an area of 5 230 sqm, located in the Taipa Island, named Lot BT17 of the Taipa Central District, to be detached from the plot of land described with the CRP under no.: 21407, on page 125 of Book B49, for the construction of a 5 star hotel.

5.	The land lease grant referred to in paragraphs 3 and 4 hereof are governed by the terms provided respectively, in the agreement that forms Annex II and the agreement that forms Annex III of the present Order, whereof they are an integral part.

6.	The present Order shall enter immediately into force

Macau on the 20th day of February 2006

The Secretary for Public Works and Transportation

Au Man Long

Annex I

(Process no.: 6 036.03 of the Public Works Department and Process no.: 37/2005 of the Land Commission)

Lease Agreement

Between:

The Macau Special Administrative Region, henceforth, the First Grantor;

“Nova Taipa – Urbanizações, Limitada”, henceforth, the Second Grantor; and

“Great Wonders, Investments, Limited”, henceforth, the Third Grantor.

Article One – Object of the Agreement

1.	By means of the present agreement the First Grantor, the Second Grantor and the Third Grantor agree as follows:

1)	The declaration that is considered as partly lapsed for the benefit in favor of the Second Grantor the land lease grant of the plot of land with an area of 63 356 sqm (sixty-three thousand three hundred and fifty-six square meters), marked “A”, “A1”, “A4”, “A5a”, “A5b”, “B1”, “B5”, “D5a” and “D5b”, in the DSCC map no.: 560/1989, of February 2nd 2005, described with the CRP under no.: 21 407, on page 125 of Book B49, and the parcel of plot of land with 1 537 sqm (one thousand five hundred and thirty-seven sqm), marked “B4” in the same map, not described with the CRP, located in the Taipa Central District, Taipa Island, executed be the means of deeds signed at the DSF (Finance Department) on March 7th 1980 and February 12th 1982, revised by a deed signed at the DSF on June 1st 1989 and by Order no.: 29/SATOP/93, published in the Macau Official Gazette no.: 9/1993, of May 1st, since the term of the lease expired on March 6th 2005 without its being concluded its development.

2)	The reversion to the First Grantor of the plot of land with an area of 63 924 sqm (sixty-three thousand nine hundred and twenty-four square meters), marked “A”, “A1”, “A4”, “A5a”, “A5b”, “B1” and “B4” in the above referred map, free from any liens or encumbrances, which shall become part of its private domain;

3)	The reversion to the First Grantor of the land parcel with an area of 737 sqm (seven hundred and thirty-seven square meters), marked “B5” in the same map, free from any liens or encumbrances, which shall become landscape an part of it its public domain;

4)	The reversion to the First Grantor of two land parcels, one with an area of 157 sqm (one hundred and fifty-seven square meters, and another with 75 sqm (seventy-five square meters), marked, respectively, “D5a” and “D5b” in the same plan , free from any liens or encumbrances, which shall become a public sidewalk and part of its public domain;

5)	The land lease grant to the Second Grantor, of the plot of land with an area of 58 738 sqm (fifty-eight thousand seven hundred and thirty-eight square meters), composed of the parcels marked “A”, “A4”, “A5a” and “A5b”, in the above referred map, which are an integral part of the property described with the CRP under number 21 407, on page 125 of Book B49, and by the parcels marked “A5c” and “B4” in the same map, both not described with the CRP, to which has been given an overall value of MOP 586 206 730,00 (five hundred and eighty-six million two hundred and six thousand seven hundred and thirty Patacas);

6)	The land lease grant to the third Grantor, of the part of plot of land with an area of 5 230 sqm (five thousand two hundred and thirty square meters), marked “A1” and “B1” in the same plant, to be detached from the plot of land described with the CRP under number 21 407 on page 125 of Book B49, to which is given the value of MOP149 727 854,00 (one hundred and forty-nine million seven hundred and twenty-seven thousand eight hundred and fifty-four Patacas)

2.	The lease of the plot of lands identified in subparagraphs 5) and 6) of the previous paragraph is governed by the clauses of the agreements that forms Annexes II and III of the Order that is the title of the present Agreement.

Article Two - Jurisdiction

The Courts of the Macau Special Administrative Region shall have jurisdiction to resolve any dispute arising out of the present Agreement.

Annex II

Contract agreed between:

The Macau Special Administrative Region, as First Grantor;

and

“Nova Taipa – Urbanizações, Limitada”, as Second Grantor.

Clause One - Object of the Agreement

The object of the present agreement is the definition of the terms of the land lease being waived a public auction, of the plot of land with an overall area of 58 738 sqm (fifty-eight thousand seven hundred and thirty-eight square meters), composed of four land parcels with the areas of 23 843 sqm (twenty-three thousand eight hundred and forty-three square meters, 27 932 sqm (twenty-seven thousand nine hundred and thirty two square meters), 4 623 sqm (four thousand six hundred and twenty-three square meters) and 759 sqm (seven hundred and fifty-nine square meters), respectively marked “A”, “A4”, “A5a”, and “A5b” in the map no.: DSCC 560/1989, of February 2nd 2005, which are an integral part of the property described with the CRP under number 21 407, and other two land parcels with areas of 1 537 sqm (one thousand five hundred and thirty-seven square meters) and 44 sqm (forty-four square meters), respectively marked with letters “B4” and “A5c” in the same map, both not described with the CRP, all located in the Taipa Central District, Taipa Island, granted to the Second Grantor by the agreement which forms Annex I of the Order which approved the present Agreement, hereinafter simply referred to as the plot of land.

Clause Two - Term of the Lease

1.	The lease is valid for a term of 25 (twenty-five) years, as of the date of publication in the Official Gazette of the Order which id the title of the present Agreement.

2.	The hereinbefore provided lease term provided in the preceding paragraph, may be successively renewed, in accordance with applicable laws.

Clause three - Development and designated purpose of the Plot of land

1.	The Plot of land shall be developed with the construction of a complex of buildings, subject to a condominium (strata title) composed of parcel “A”, named as bloc BT2/3, parcels “A4” and “B4”, designated lot 19/25/30, and parcels “A5a”, “A5b” and “A5c”, named as lot BT35, all marked in the DSCC map no.: 560/1989 of February 2nd 2005.

2.	The purpose and overall areas of construction in all blocs, identified in the preceding number, are the following:

1)	Residence 384 350 sqm
2)	Business 24 048 sqm
3)	Three star hotel 58 159 sqm
4)	Car parking 89 124 sqm
5)	Social areas 5 085 sqm

3.	The development of lot BT19/25/30, marked “A4” and “B4” in the DSCC map no.: 560/1989 of February 2nd 2005, shall be made in 3 (three) phases, consisting of a group of buildings (distinct blocs) subject to a condominium property scheme.

4.	The development of the plot of land shall comply with the terms laid down in the development plan, to be drawn and submitted by the Second Grantor, subject to the approval of the First Grantor.

5.	The land parcels are marked “B4”, “A5b” and “A5c” in the above identified map and which are located at the ground level under the arcade, are destined, for the movement pedestrians and goods without any restrictions, keeping open the spaces between the columns, and shall not be subject to any kind of temporary or permanent occupation, being designated as the sidewalk area under the arcade.

6.	The Second Grantor must maintain completely unoccupied up to a depth of 1.20 (one point twenty) meters, all the land subjacent to the strips defined in the previous paragraph, except for the space occupied by the foundations of the arcade’s piles, which is destined for water, electricity, gas and telecommunications infrastructures to be implanted in the area.

Clause Four – Rent

1.	In accordance with Order no.: 50/81/M of March 21st, 1981 the Second Grantor shall pay the following annual fee (rent):

1)	During the period of execution of the works of development of the plot of land, MOP$9.00 (nine Patacas) per square meter, in the total amount of MOP528 642.00 (five hundred and twenty-eight thousand six hundred and forty-two Patacas);

2)	As the respective occupation permits of the buildings to be constructed on the land are gradually issued, the Second Grantor shall pay:

(1)	$4.50 (four Patacas and fifty cents) per square meter of gross residential construction area;

(2)	$6.50 (six Patacas and fifty cents) per square meter of gross business construction area;

(3)	$10.00 (ten Patacas) per square meter of gross hotel construction area;

(4)	$4.50 (four Patacas and fifty cents) per square meter of car parking gross construction area.

Clause Five (Term of the Development of the land)

1.	The development of the plot of land shall be made within the overall term of 66 (sixty six) months, as of the date of the publication in Official Gazette of the Order that is the title of the present agreement.

2.	The rents shall be revised every five years, as of the publication in the Official Gazette of the Order that is the title to the present Agreement, notwithstanding the immediate application of new rent amounts provided in legislation that may be published while this Agreement is in force.

3.	The term provided in the previous paragraph includes the period necessary for the submission of the design documents by the Second Grantor and their assessment by the First Grantor.

Clause six - Special Obligations

1.	The Second Grantor is subject to the following special obligations, whose costs shall be exclusively borne by the same:

1)	The clearance of the plot of land marked “A”, “A3”, “A4”, “A5b”, “A5c”, “B3”, “B4”, “B5”, “D5a” and “D5b” in the DSCC map no.: 560/1989 of February 2nd 2005, the removal from the same of all constructions, materials and infrastructures that may exist there;

2)	The execution, in compliance with the design documents to be submitted by the Second Grantor and to be approved by the First Grantor, and with the provisions of the Official Alignment Plan no.: 2004A050, approved on October 20th 2004, of the infrastructure in the central park of parcels “A3” and “B3”, named as Bloc BT20, marked in the hereinbefore referred map;

3)	The execution, in accordance with the design documents to be submitted by the Second Grantor and to be approved by the First Grantor, and the provisions of the Official Alignment Plan no.: 2004A062, approved January 4th 2005, of the following infrastructures:

(1)	Public sidewalk in the parcels marked “D5” and “D5b” in the hereinbefore referred map;

(2)	Landscaping at the parcels marked “B5” in the same map;

(3)	The delivery to the First Grantor, free from liens and encumbrances, within the term of thirty days as of the issuance of the occupation permit for the buildings to be constructed in the plot of land, of the following facilities covering an area of 5 085 sqm (five thousand and eighty-five square meters):

a)	3 (three) kindergarten;

b)	Pre-Primary schools.

2.	The construction of the infrastructures referred in subparagraph 3) of the previous shall be concluded before the issuance of the occupation permits for the buildings to construct on lot BT35.

3.	Without prejudice of the preceding paragraph, the execution of the central park referred to in paragraph 1, subparagraph 2) above, shall be concluded before the issuance of any occupation permits for the buildings to be constructed upon the plot of land.

4.	In case of force Majeure or other facts for which may not be held liable, and for the purposes of issuing the occupation permit to the buildings to be constructed on the plot of land, the Second Grantor shall give security in the amount of $25 866 000.00 (twenty-five million eight hundred and sixty-six thousand Patacas), by means of a through deposit or bank guarantee, in the terms that are accepted by the First Grantor, in order to assure compliance with the obligation of executing the central park referred to in paragraph 1, subparagraph 2) above.

5.	The above mentioned security shall be returned to the Second Grantor after the fulfillment of the obligation provided in paragraph 1 subparagraph 2) hereof.

6.	The First Grantor reserves the right, after giving prior notice thereof, to substitute the Second Grantor, in the direct execution of some or all of the infrastructures which constitute the special obligations referred in paragraph 1., subparagraphs 2) and 3) above, however, al costs arising thereof shall be borne by the Second Grantor.

7.	The Second Grantor guarantees the good execution and the quality of the materials used in the construction of the infrastructures referred in subparagraphs 2) and 3) of paragraph 1 of this clause, for a period of 2 (two) years as of the provisional acceptance of such works, and must repair and correct any defects that may be found during that period.

8.	The Second Grantor must perform any legal acts which are necessary for the transfer of the facilities referred in paragraph 1, subparagraph 4) of the present Clause, including its registration with the Property Registry Office and the registration for tax purposes with the Finance Department.

Clause Seven – Fines

1.	In case of noncompliance with the term provided in Clause Five hereof, the Second Grantor shall be liable to a fine up to the amount of $ 5 000.00 (five thousand Patacas) for each day of delay, until 60 (sixty) days; beyond that period and up to an overall maximum period of 120 (one hundred and twenty) days, the Second Grantor is liable to a fine up to the double of that amount, except if there are special reasons, which are duly justified, and accepted by the First Grantor.

2.	The Second Grantor shall not be held liable in case of Force Majeure or other relevant facts, which are in accordance with evidence, out of its control.

3.	Force Majeure cases are those that exclusively result of events which are unpredictable and unstoppable.

4.	For the purposes of Paragraph no.: 2 above, the Second Grantor is obliged to inform the First Grantor, as soon as possible, in written the occurrence of the referred facts.

Clause eight – Premium of the Agreement

The Second Grantor shall pay the First Grantor, as premium for the agreement, the overall amount of $586 206 730,00 (five hundred and eighty-six million two hundred and six thousand seven hundred and thirty Patacas), in the following manner:

1)	$547 119 730.00 (five hundred and forty-seven million one hundred and nineteen thousand seven hundred and thirty Patacas), in cash, paid upon the acceptance of the terms of the present Agreement, as referred to under Article 125 of Law no.: 6/80/M of July 5th;

2)	$39 087 000.00 (thirty-nine million eighty-seven thousand Patacas, in kind, by the construction of the infrastructures referred to in Clause six, No. 1, subparagraphs 2) and 4) above.

Clause nine – Security

1.	Pursuant to Article 126 of Law No. 6/80/M, of July 5, 1980, the Second Grantor shall give a security in the amount of $528 642,00 (five hundred and twenty-eight thousand six hundred and forty-two Patacas), by means of a deposit or bank guarantee which is accepted by the First Grantor.

2.	The value of the security hereinbefore referred shall always be updated in the same proportion as the relevant annual rent.

3.	The security referred in the above paragraph 1 shall be returned by the DSF to the Second Grantor, at its request, after exhibition of the buildings occupation permit approval license issued by the DSSOPT.

Clause ten - Transfer

1.	The transfer of any rights or obligations arising from the land lease grant of the plot of land destined for construction of a three star hotel, due to the nature thereof, shall be dependent upon the prior authorization of the First Grantor, and the transferee shall be subject to the revision of the terms provided in the present Agreement.

2.	The transfer of any rights or obligations arising from the land lease grant of the remaining land destined for residential, business and parking purposes, until the plot of land is not fully developed, depends on the prior authorization of the First Grantor, and the transferee is subject to the revision of the terms provided in the present Agreement.

3.	No authorization is required for transfers of parts of the plot of land destined for residential, business and parking purposes to the extent the buildings constructed thereon are concluded after the issuance, by the DSSOPT, of the building’s occupation permit.

Due to the characteristics of the development, the transfer of any rights or obligations arising from the land lease grant, in what concerns units to be constructed in lot BT19/25/30 on each phase is henceforth authorized, after their conclusion and once the respective occupation permits license are obtained,

5.	In order to guarantee the necessary financing for the project, the Second Grantor may draw a voluntary mortgage over the lease rights on the plot of land hereby granted, in favour of any credit institution with registered office or branch in the Macau Special Administrative Region, in accordance with Article 2 of Decree-Law No.: 51/83/M, of December 26th, 1983.

Clause eleven – Supervision

During the development period, the Second Grantor shall permit the access to the leased plot of land and construction sites, to any representatives of Government departments that may appear there in the performance of their supervisory activities, giving them the necessary assistance and means to succeed in the performance of their functions.

Clause twelve – Lapse

1.	The present Agreement shall lapse in the following cases:

1)	After the expiry term to which the aggravated fine provided in Clause seven, No. 1 above is applicable;

2)	Unauthorized change of the purpose of the land lease grant concession, before the development of the plot of land is concluded;

3)	Interruption of the development of the plot of land for a period which is greater than 90 (ninety) days, except in case there are special reasons, which are duly justified and accepted by the First Grantor.

2.	The lapse of this Agreement is declared by order of the Chief Executive, to be published in the Official Gazette.

3.	The lapse of this Agreement shall result in the reversion of the plot of land to the First Grantor, free and vacant, without payment of any compensation to the Second Grantor.

Clause thirteen – Rescission

1.	The present agreement may be rescinded upon the occurrence of any of the following events:

1)	Default on the punctual payment of rent;

2)	Unapproved change to the development of the plot of land and/or the purpose of the land lease grant;

3)	Transfer any rights or obligations arising out of the land lease grant, in breach of Clause ten above;

4)	Noncompliance with the obligations provided in Clause six above;

2.	The rescission of the Agreement shall be declared by Order of the Chief Executive, to be published in the Official Gazette.

Clause fourteen – Jurisdiction

The Judicial Court of Macau shall have jurisdiction to resolve any disputes arising out of the present Agreement.

Clause fifteen – Applicable Law

In case of gaps, the present Agreement is governed by Law No. 6/80/M of July 5th, 1980, and other applicable legislation.

Annex III

Contract agreed between:

The Macau Special Administrative Region, as First Grantor and

“Great Wonders, Investments, Limited”, as Second Grantor.

Clause one – Object of the Agreement

The object of the present Agreement is to define the conditions of the terms of the land lease grant being waived a public auction of a plot of land with an area of 5 230 sq meter (five thousand two hundred and thirty square meters), located in the Taipa Central District, named as lot BT17, marked “A1” and “B1” map No. 560/1989 issued by DSCC, on February 2, 2005, to be detached from the plot of land described with the CRP, under number 21 407, granted to the Second Grantor by means of the agreement that forms the Annex I of the Order which is the title of the present Agreement, henceforth simply named as plot of land.

Clause two – Term of the lease

1.	The lease is valid for a term of 25 (twenty-five) years as of the date of the publication in the Official Gazette of the Order which is the tile of the present Agreement.

2.	The lease term provided in the preceding paragraph, may be successively renewed, in accordance with of applicable laws.

Clause three - Development and Designated Purpose of the Plot of Land

1.	The plot of land shall be developed with the construction of a 5 star hotel, with the following gross area of construction:

1)	Five star hotel 82 704 sq meters
2)	Parking 11 810 sq meters
3)	Free area 1 323 sq meters

2.	The development of the plot of land shall be comply with the terms laid down in the development plan to be drawn and submitted by the Second Grantor and subject to the approval of the First Grantor.

3.	The parcel of land marked “B1” in the hereinbefore identified map which is located at the ground level, under the arcade, with a width of 2 (two) meters and a minimum height of 5 (five) meters counted as of the level, is destined, keeping the spaces between the columns open to the free movement of pedestrians, for the free use of pedestrians and goods, without any restrictions and not be subject to any kid of temporary or permanent occupation, being designated as the sidewalk area under the arcade.

Clause four – Rent

1.	In accordance with Decree Order No. 50/81/M of March 21, 1981, the Second Grantor shall pay the following annual rent:

1)	During the period of execution of the works for the development of the plot of land, $30.00 (thirty) Patacas per square meter, in the total amount of $156 900.00 (one hundred and fifty-six thousand nine hundred Patacas);

2)	After the conclusion of the works for the development of the plot of land, an overall amount of $1 371 890.00 (one million three hundred and seventy-one thousand eight hundred and ninety Patacas), distributed as follows:

(1)	Hotel: 82 704 sq meters x $15.00/ sq meters $1 240 560.00

(2)	Parking: 11 810 sq meters x $10.00/ sq meters $118 100.00

(3)	Free area: 1 323 sq meters x $10.00/ sq meters $13 230.00

2.	The rents shall be revised every five years, as of the publication in the Official Gazette of the Order that is the title of the present Agreement, notwithstanding the immediate application of new rent amount provided in legislation that may be published while this Agreement is in force.

Clause five – Term of the development of the land

1.	The development of the plot of land shall be made within the overall term of 26 (thirty-six) months, as of the date of publication in the Official Gazette of the Order that is the title of this Agreement.

2.	The term provided in the preceding paragraph includes the necessary time periods for the submission of the design documents projects by the Second Grantor and for their assessment by the First Grantor.

Clause six – Special Obligations

The Second Grantor shall have as special obligations, whose costs shall be exclusively borne by the same, clearance and removal from the land plot of any provisional constructions, materials and infrastructures that may exist there.

Clause seven – Fines

1.	In case of noncompliance with the terms set out in Clause five above, the Second Grantor shall be liable to pay a fine up to the amount of $5 000.00 (five thousand Patacas), for each day of delay, until 60 (sixty) days; beyond such period and up to a overall maximum period of 120 (one hundred and twenty) days, the Second Grantor is liable to pay a fine up to the double of that amount, except if there are special reasons which are duly justified and accepted by the First Grantor.

2.	The Second Grantor shall not be held liable under the previous paragraph in case of Force Majeure or other evidently relevant facts, which are out of its control.

3.	Force Majeure is considered the exclusive result of events which are unpredictable and unstoppable.

4.	For the purposes of paragraph No.: 2 above, the Second Grantor shall inform as soon as possible, in written, the First Grantor, of the occurrence of the aforementioned facts.

Clause eight –Premium of the Agreement

The Second Grantor shall pay to the First Grantor, as premium for the agreement the overall amount of $149 727 854.00 (one hundred and forty-nine million seven hundred and twenty-seven thousand eight hundred and fifty-four Patacas), in the following manner:

1)	$50 000 000.00 (fifty million Patacas), on the acceptance of the terms of the present Agreement, as referred in Article 125 of Law 6/80/M of July 5, 1980;

2)	The remaining amount of $99 727 854,00 (ninety-nine million seven hundred and twenty-seven thousand eight hundred and fifty four Patacas) which accrues interest at the annual rate of 5%, shall be paid in 4 (four) bi-annual installments in the amount of $26 509 446.00 (twenty-six million five hundred and nine thousand four hundred and forty-six Patacas) each, whereof the first shall mature six months after the publication in the Official Gazette of the Order which is the title of the present Agreement.

Clause nine – Security

1.	Pursuant to Article 126 of Law 6/80/M, of July 5, 1980, the Second Grantor shall give a security in the amount of $156 900.00 (one hundred and fifty six thousand nine hundred Patacas) by means of a deposit or bank guarantee which is acceptable to the First Grantor.

2.	The value of the security hereinbefore referred shall always be updated in the same proportion as the relevant annual rent.

3.	The security referred in the above paragraph 1 shall be returned by the DSF to the Second Grantor, at his request, after exhibition of the building’s occupancy permit issued by the DSSOPT.

Clause ten – Transfer

1.	The transfer of any rights or obligations arising out of the present land lease grant, due to its nature, shall be dependent upon the authorization of the First Grantor and the transferee shall be subject to provisions of the terms and conditions provided in the present Agreement.

2.	In order to guarantee the necessary financing for the project, the Second Grantor may draw a voluntary mortgage over the lease rights hereby granted in favor of any credit institution of or with registered office in the Macau Special Administrative Region, in accordance with Article 2 of the Decree-Law N.º 51/83/M, of December 26, 1983.

Clause eleven – Building’s Occupancy Permit

The building’s occupancy permit shall be issued only after the presentation of evidence that the premium referred in Clause eight above has been fully paid.

Clause twelve - Supervision

During the development period, the Second Grantor shall permit the access to the leased plot of land plot and to site, to any representatives of Government departments that may appear there in performance of their supervisory activity, giving them all the necessary assistance and means to accomplish the performance of their functions.

Clause thirteen – Lapse

1.	The present Agreement shall lapse in the following cases:

1)	After the expiry of the term to which the aggravated fine provided in Clause seven, No.: 1 above is applicable;

2)	Unauthorized change of the purpose of the land lease grant before the development of the plot of land is concluded;

3)	Interruption of the development of the plot of land for a period which is greater than 90 (ninety) days, except in case there are for special reasons which are duly justified and accepted by the First Grantor.

2.	The lapse of this Agreement shall be declared by order of the Chief Executive, to be published in the Official Gazette.

3.	The lapse of this Agreement shall result in the reversion of the plot of land to the First Grantor, free and vacant, without the payment of any compensation to the Second Grantor.

Clause fourteen – Rescission

1.	The present agreement may be rescinded upon the occurrence of any of the following events:

1)	Default on the punctual payment of the rent;

2)	Unapproved change of the development of the plot of land and/or the purpose of the land lease grant in case the development of the plot of land is already concluded;

3)	Transfer of any rights or obligations in breach of Clause ten above;

4)	Noncompliance with the obligations provided ín Clause eight above;

2.	The rescission of the Agreement shall be declared by Order of the Chief Executive to be published in the Official Gazette.

Clause fifteen – Jurisdiction

The Judicial Courts of Macau shall have jurisdiction to resolve any disputes arising out of the present Agreement.

Clause sixteen – Applicable Law

In case of omissions the present Agreement shall be governed by Law No.: 6/80/M of July 5, 1980, and other applicable legislation.